Exhibit 10.60

Written description of oral agreement between Beijing Pypo Technology Group Company

Limited and Beijing East Chuangzhi Technology Development Co., Ltd.

From April 2005 to March 2006, Beijing Pypo Technology Group Company Limited, or Pypo Beijing, made cash advances of $3.7 million to Beijing East Chuangzhi Technology Development Co., Ltd., a company controlled by Mr. Kuo Zhang. These advances were unsecured, interest-free obligations payable on demand. Pypo Beijing made these advances to meet the short-term working capital requirements of Beijing East Chuangzhi Technology Development Co., Ltd., which repaid such advances in November 2006.